EXHIBIT 2

Clinton Group Calls on Board of Digital Generation to Augment Its Board of Directors

NEW YORK, November 1, 2012 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group") today announced that intends to nominate three independent directors to the Board of Directors (the “Board”) of Digital Generation, Inc. (Nasdaq: DGIT) (“Digital Generation” or the “Company).

Clinton Group noted that the share price of the Company has declined by more than 48% in the year ended October 31, 2012.

In July 2012, the Company announced that it hired Goldman Sachs to help the Company explore strategic alternatives. The Company’s Executive Chairman has indicated in public filings that he may be interested in acquiring the Company and a Bloomberg News article indicated that Extreme Reach Inc. has also expressed interest in acquiring the Company.

“As a large stockholder of the Company, we welcome a sale of the business at a fair price to the Company’s Executive Chairman or another buyer,” said Mr. Joseph De Perio, Senior Portfolio Manager at Clinton Group. “However, if the Board cannot complete its strategic process by the annual meeting, we believe it is in the interests of all stockholders to elect directors who can sell the business quickly or help guide the Company to a brighter future as an independent Company.”

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm. Clinton Group has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

CLINTON GROUP, INC., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P. AND GEORGE HALL (COLLECTIVELY, "CLINTON") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF DIGITAL GENERATION, INC. ("DIGITAL GENERATION") IN CONNECTION WITH THE 2012 ANNUAL MEETING OF STOCKHOLDERS OF DIGITAL GENERATION.  ALL STOCKHOLDERS OF DIGITAL GENERATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF DIGITAL GENERATION BY CLINTON, JOSEPH A. DE PERIO, PETER MARKHAM AND MELISSA FISHER (COLLECTIVELY, THE "PARTICIPANTS") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF DIGITAL GENERATION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.